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                                                                   EXHIBIT 10.16


                              [BEST LETTERHEAD]



                                                               JAMES F. PETERSEN
                                                   CHAIRMAN OF THE BOARD AND CEO
                                                            Best Programs,  Inc.
                                                       11413 Isaac Newton Square
                                                               Reston, VA  22090
                                                          703-709-5200 Ext. 3016


May 4, 1995

Timothy A. Davenport
42 Smithshire Estates
Andover, Massachusetts  01810

Dear Tim,

I am please to confirm our offer of employment to you to join Best Programs, Inc. as President and Chief Executive Officer. You know how excited I am about Best's future in the exploding PC business application market. Under your leadership, I believe Best can come out a winner in the upcoming software revolution that is about to change this nation's business. The rewards for success will be great for you, our employees, our customers and shareholders.

For the record, the offer is:

1. The position is President and Chief Executive Officer reporting to the Board of Directors, assuming and discharging such responsibilities as mutually agreed upon by you and the Board commensurate with such office and position. As President and Chief Executive Officer, you will be appointed to the Board of Directors.

2. You will be paid a salary of $7,693 every two weeks which equates to $200,000 annually. Your salary will be reviewed by the Board every July beginning in July 1996. In addition to your base salary, you will participate in an annual executive incentive plan in which you are entitled to earn an incentive bonus compensation targeted at up to 50% of your base. This bonus will be pro-rated for your first year of employment. The actual bonuses, if and when given, shall be as determined by the Board of Directors in accordance with the then current incentive plan.

3. Subject to Board approval, at the first Board meeting following your date of hire, you will be granted a nonqualified stock option under the Company's 1992 Stock Option Plan to purchase 200,000 shares of the Company's Common Stock. The option shall have an exercise price of the current fair market of the Company's Common Stock $4.00. The option shall vest 20% each year of employment until it is fully vested after the completion of 5 years of continuous employment.
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Mr. Timothy A. Davenport
Page 2
5/9/95


         In addition, the Board will grant you another option for 50,000 shares of Common stock, which shall vest in blocks of 10,000 each year on the first day of June (beginning June 1996), provided you achieve revenue and profit objectives set by the Board on an annual basis. The exercise price for these options will be the fair market value of the Common Stock on the dates of grant, which shall be the same as your initial option. The entire 50,000 shares will vest immediately should Best have a significant liquidity event, such as an Initial Public Offering of sell the Company for an amount greater than 1.5 times the then current annual revenue run-rate.

4.       You will be an employee at will and, as such, Best shall have the right to terminate your employment at any time with or without "cause". In the event your employment is involuntarily terminated other than for cause, and except in the case of "constructive termination" which is discussed in paragraph 5 below, Best shall continue your then current base compensation plus benefits (excluding 401(k) participation) until the earlier of (a) 6 months from the date of termination, or (b) the date you begin other suitable, full time employment. Termination for "cause" shall mean the willful failure by you to satisfactorily perform your mutually agreed upon duties; the failure by you to follow the reasonable and customary directives established by the Board of Directors; bad faith conduct that is materially detrimental to Best; or your violation of any federal or state law or material generally accepted accounting standard. No severance or other benefits will be paid in connection with any termination for cause or voluntary termination.

5. For purposes of termination, if Best should undergo a change of control (as defined below), your employment with Best shall be deemed to have been "constructively terminated" if any of the following occur, and, as a result, you elect within sixty days of such event, to terminate your employment with Best: A reduction in base salary or target incentive bonus compensation or benefits or other non-discretionary compensation in excess of 10%; a material change in responsibility or authority; or a requirement to relocate, except for office relocation that would not increase your one way commute distance by more than 20 miles. If you are "constructively terminated" as a result of a change of control, you shall continue to receive your then current base compensation and benefits (excluding 401(k) participation) for twelve months from the date of such constructive termination event, and the vesting of your options will be accelerated by 24 months. If less than 24 months of vesting remains, then 100% of your options will be exercisable for the period specified in your stock option grant or the option plan, as applicable.

         For purposes of the paragraph 5, change of control shall be deemed to have occurred if Best sells or otherwise disposes of all or substantially all of its assets; there is a merger or consolidation of Best with any other corporation or corporations provided that the shareholders of Best as a group do not hold immediately after such an event at least 50% of the voting power of the surviving or successor corporation; any person or entity becomes the beneficial owner of common stock of Best representing 50% or more of the combined voting power of the voting securities of Best (exclusive of persons who are now officers or directors of Best).
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Mr. Timothy A. Davenport
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5/9/95

6. Best shall reimburse you for reasonable relocation expenses with regard to your move to Northern Virginia. These expenses shall include movement of household goods, temporary storage of household goods up to 60 days, reimbursement of customary real estate commissions for your home in Andover, up to two house hunting trips, transportation costs for you and your family, temporary living expenses up to 4 months here in Virginia an reimbursement of mortgage origination fees of up to two months here in Virginia and reimbursement of mortgage origination fees of up to two points (not to exceed $8,000.)

7. As is normal procedure for all employees, you agree to sign Best's standard Employee Agreement (a copy of which is enclosed.)

Finally, this offer is contingent and subject to change upon Best satisfactorily conducting interviews with references and review by Best's legal, financial and tax advisors.

The Board of Directors, key managers and I are very excited about you becoming part of our team. Should you have any questions about this offer, do not hesitate to contact me at work or a home (703) 683-1871.

Sincerely,

/s/ JAMES F. PETERSEN

James F. Petersen
Chairman, President and CEO

To indicate your acceptance of this offer, please sign both copies of this letter and return one to me with your start date indicated.


Accepted by  /s/ TIMOTHY DAVENPORT           Date  5/18/95
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Start Date
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